Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-153229 and 333-116837 on Form S-8 and 333-126312, 333-126573, 333-127464 and 333-157694 on Form S-3 of our reports dated February 24, 2011, relating to the consolidated financial statements and financial statement schedule of Strategic Hotels & Resorts, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in accounting for noncontrolling interests) and the effectiveness of Strategic Hotels & Resorts, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Strategic Hotels & Resorts, Inc. for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

February 24, 2011